                                                                 Exhibit (b)(3)


March 4, 1999                                                Highly Confidential

-------------------------------------------------------------------------------

PROJECT CATALOG
PRESENTATION TO THE SPECIAL COMMITTEE OF THE BOARD
OF DIRECTORS

                                                             Highly Confidential

DISCUSSION OUTLINE
--------------------------------------------------------------------------------

- STRATEGIC AND OPERATING ISSUES

- Brylane forecast overview

- Valuation implications

- Appendix

                                                             Highly Confidential

THERE ARE SEVERAL CHARACTERISTICS UNIQUE TO CATALOG CLOTHING RETAILERS THAT RENDER THE BUSINESS INHERENTLY DIFFICULT TO PREDICT
--------------------------------------------------------------------------------

- "Fashion content" of apparel, for example:
  - Style
  - Types of products (blouse versus suit tops)
  - Fabric
  - Printed versus plain colors

- Weather dependency of apparel
  - Prolonged seasons
  - Unusually extreme conditions

- Dependency on strong sales performance of a few key items (Chadwick's)

- Lead time associated with catalog production/merchandise procurement
  - Reduces ability to react to merchandising and pricing issues in a timely manner

                                                             Highly Confidential

BRYLANE'S ABILITY TO QUICKLY AND SUSTAINABLY REVERSE CURRENT PERFORMANCE TRENDS IS YET TO BE DEMONSTRATED
-------------------------------------------------------------------------------

- FY98 operating performance below expectations

  - FY98 actual earnings approximately 23% below current Street estimates notwithstanding 57% downward revision in analyst earnings estimates since August of 1998

- The operating performance of the West Bridgewater division in the second half of FY98 is of particular concern

  - Average revenue per order on customer sales off over 20% from the prior year

  - Response rates on customer sales, reactivations and prospects off 9%, 22% and 17% over prior year, respectively

  - Gross margin (before inventory adjustment) of 44.1% compared to 46.3% in 2H97

  - Operating income (before inventory adjustment) of $(1.5)MM compared to $32.5MM one year prior

- Stable, but low, single-digit growth in special size catalogs compared to initial double-digit projections

- Brylane management's characterization of increasing competition in core markets and overall catalog sector

                                                             Highly Confidential

BRYLANE'S ABILITY TO QUICKLY AND SUSTAINABLY REVERSE CURRENT
PERFORMANCE TRENDS IS YET TO BE DEMONSTRATED (CONT'D)
-------------------------------------------------------------------------------

- Brylane management's FY99 Budget assumed an extremely rapid recovery from FY98's poor performance even though the same challenges persist

  - FY99 operating profit was projected to grow 24% over (pre-reserve) FY98 levels

  - West Bridgewater operating profit was projected to grow 61% over (pre-reserve) FY98 levels

- Management has since revised the FY99 Budget

  - EBITDA lowered by 13%, or $14.8 million, to $98.7 million

  - EPS revised downward by 26% to $1.70 from $2.29

                                                             Highly Confidential

KEY DRIVERS OF BRYLANE MANAGEMENT'S FY99 BUDGET
WERE AGGRESSIVE
-------------------------------------------------------------------------------

- Year-over-year growth in response rates at key catalogs

  - Brylane's larger divisions were projected to increase response rates significantly

  - FY99 response rates were projected to exceed the record FY97 results

- Gross margin improvement given an aggressive pricing policy

  - In most cases, FY99 margins were projected to be ahead of those in the prior two years

  - Overall average revenue per order was projected to decline by 1.3% in FY99, with West Bridgewater declining by over 2.5%

- Decrease in prospecting expenditures likely would have impacted revenues beyond FY99

  - Number of prospecting books mailed at Brylane's larger divisions was projected to be considerably lower in FY99 than in either of the prior two years

- Problems with order fulfillment at West Bridgewater are expected to take two years to turn around

- An incremental $70MM of capital expenditures is expected to be incurred in FY00 through FY02

                                                             Highly Confidential

MANAGEMENT HAS DECIDED TO IMPLEMENT MATERIAL AND
HENCE, RISKY CHANGES
--------------------------------------------------------------------------------

- Chadwick's initiatives:
  - Addressing logistics issues under leadership of new management
  - Repositioning merchandise offerings ("softer merchandising offer")
  - Changing pricing policy for key products going forward
  - Implementing new, more cost-efficient sourcing policy
  - Developing new graphics for catalog
  - Increasing length of distribution schedule for catalog (three weeks instead of one)

- Lerner initiatives
  - Turnover of 50% of current merchandising and purchasing team

- Overall portfolio initiatives
  - Change in catalog distribution policy (short-term versus long-term consequences)
  - Inception of new catalogs (Brylane Home, La Redoute)

                                                           Highly Confidential


THESE CHANGES WILL BE IMPLEMENTED IN THE CONTEXT OF INCREASING COMPETITION
--------------------------------------------------------------------------------

- Larger department stores continue to enter the mail order business through internal investment, and through acquisitions (e.g. Federated acquisition of FingerHut)

- Increased emphasis on higher "fashion-content" for traditional department stores, as well as renewed focus on special size category (Sears, JCPenney)

- Availability of cheaper sourcing from Far Eastern suppliers is likely to result in increased price competition

                                                             Highly Confidential

BRYLANE'S LACK OF OPERATING HISTORY WITH THE
CHADWICK'S BUSINESS WILL ALSO PROVE CHALLENGING
--------------------------------------------------------------------------------

- Acquired in 4Q1996

- Managed with significant autonomy since acquisition

- Unlike its operating experience with other catalogs, Brylane's management has never experienced a downturn in the Chadwick's business

- Resignation of Carol Meyrowitz further increases the near-term merchandising challenge of the Chadwick's recovery

                                                             Highly Confidential

TODAY, BRYLANE IS MORE DEPENDENT ON ITS
TRADITIONAL CATALOGS AND SEARS BOOKS
--------------------------------------------------------------------------------

- Portfolio is weighted heavily towards its traditional catalogs
  - 1998 sales: 52% traditional(1) versus 48% specialty(2)
  - 1998 operating profit: 76% traditional(1) versus 24% specialty(2)

- The short-term nature of the company's contract with Sears represents a considerable risk
  - Accounted for approximately 18.7% and 11.5% of 2H98 and FY98 operating profit, respectively
  - Projected to account for 12.2% of FY99 operating profit

- Ability to pursue organic Internet-related strategy is limited in the short-term
  - Target customers in traditional markets unlikely to have widespread access to the Internet
  - License to conduct commerce on the Web through Lane Bryant and Lerner trade names does not provide for exclusivity


(1) Includes Lane Bryant, Roamans, Lerner, Sears and King Size businesses
(2) Includes West Bridgewater, Gramercy Home, and Brett businesses

                                                             Highly Confidential



LONGER-TERM CHALLENGES ALSO CREATE ADDITIONAL
UNCERTAINTY IN BRYLANE'S BUSINESS PROSPECTS
-------------------------------------------------------------------------------

- Expiration of key Lane Bryant and Lerner trademarks in October of 2007 will necessitate higher advertising expenditures in order to maintain response rates

- Lane Bryant, in particular, has a strong brand image in the market place

- Increasing focus on direct mail and large-size apparel exhibited by leading department stores and other specialty chains

- Succession planning for key senior management

                                                             Highly Confidential

DISCUSSION OUTLINE
-------------------------------------------------------------------------------

- Strategic and operating issues

- BRYLANE FORECAST OVERVIEW

- Valuation implications

- Appendix

                                                             Highly Confidential

BRYLANE MANAGEMENT'S CURRENT PROJECTIONS ARE
SIMILAR TO PPR'S "OPTIMISTIC" CASE
--------------------------------------------------------------------------------

[Bar graphs showing EBITDA ($ millions) for FY99, FY00 and FY01]

     FY99                           FY00                          FY01
PPR downside: $85          PPR downside: $87             PPR downside: $95
PPR base: $94              PPR base: $104                PPR base: $110
Management current: $99    PPR optimistic: $111          PPR optimistic: $119
PPR optimistic: $103       Management current: $111      Management current: $121
Management Budget: $114    Management Budget: $122       Management Budget: $133


[Bar graphs showing EPS ($ per share) for FY99, FY00 and FY01]

     FY99                           FY00                          FY01
PPR downside: $1.15        PPR downside: $1.21           PPR downside: $1.44
PPR base: $1.49            PPR base: $1.90               PPR base: $2.08
Management current: $1.70  PPR optimistic: $2.19         PPR optimistic: $2.44
PPR optimistic: $1.82      Management current: $2.21     Management current: $2.62
Management Budget: $2.29   Management Budget: $2.65      Management Budget: $3.08


                                                             Highly Confidential

PPR MADE SLIGHT ADJUSTMENTS TO BRYLANE MANAGEMENT'S FY99 BUDGET TO ARRIVE AT
ITS FY99 BASE FORECAST
--------------------------------------------------------------------------------

- Response rates at West Bridgewater and Lerner reduced by 0.159% and 0.075%, respectively

- Gross margin reduced by 0.6%

- Advertising expense and support service expense held constant

- Fulfillment expense at West Bridgewater and Lerner decreased by $1.3MM and $0.2MM respectively

- Net differential in management vs. PPR base:

$ MILLIONS               MANAGEMENT     PPR       DIFFERENCE     % DIFFERENCE
-----------------------------------------------------------------------------
Revenue                    $1,389     $1,362         $27             (1.9%)
Gross profit                  678        657          21             (3.1%)
Operating profit              101         82          19            (18.8%)
-----------------------------------------------------------------------------

                                                             Highly Confidential

DISCUSSION OUTLINE
--------------------------------------------------------------------------------

- Strategic and operating issues

- Brylane forecast overview

- VALUATION IMPLICATIONS

- Appendix

                                                             Highly Confidential

MARKET REACTION TO PPR'S OFFER HAS BEEN MODEST
--------------------------------------------------------------------------------

$ PER SHARE

[Graph plotting the following share price data:]

Pre-announcement (12/1) 30-day trading range: $11.13-$18.50
Closing price 1 week prior to announcement: $12.69
Offer price $20.00
Post-offer trading range: $21.44-$23.38
Current price (3/2/99): $21.56

                                                             Highly Confidential

BRYLANE'S POOR STOCK PRICE PERFORMANCE IS A FUNCTION OF LOWER ANALYST EPS ESTIMATES AND SIGNIFICANT MULTIPLE CONTRACTION
--------------------------------------------------------------------------------

[Graph comparing 12-month               [Graph comparing 12-month
forward EPS estimates (Rebased           forward P/E ratios for Non-
to $1.00) for Non-Internet biased        Internet biased peers (1) and
peers (1) and Brylane]                   Brylane]

                    % change in                              % change in
Company/index         estimates          Company/index         multiples
-------------       -----------          -------------       -----------
Non-Internet               33.4%         Non-Internet             (29.3%)
biased peers (1)                         biased peers (1)
Button                    (48.3%)        Button                   (14.8%)

(1) Equal-weighted index includes Coldwater Creek, DM Management, Lillian Vernon, and Talbots
Source: I/B/E/S

                                                             Highly Confidential

CONVINCING ANALYSTS TO REVISE ESTIMATES UPWARD IN THE FACE OF RECENT HISTORY AND NEWS TO COME MAY BE DIFFICULT

--------------------------------------------------------------------------------
MEDIAN EPS ESTIMATES
$ PER SHARE                 FY98             % CHANGE        FY99      % CHANGE
--------------------------------------------------------------------------------
MAY-98                      $3.27                           $3.86
JUN-98                       3.28               0.3%         3.86           0.0%
JUL-98                       3.28               0.0          3.84          (0.5)
AUG-98                       3.27              (0.3)         3.80          (1.0)
SEP-98                       3.10              (5.2)         3.61          (5.0)
OCT-98                       2.07             (33.2)         2.55         (29.4)
NOV-98                       1.39             (32.9)         1.70         (33.3)
DEC-98                       1.39               0.0          1.70           0.0
JAN-99                       1.39               0.0          1.68          (1.2)

CURRENT "STREET" ESTIMATES  $1.39               0.0%        $1.67         (0.6%)
--------------------------------------------------------------------------------
ACTUAL (PRE-RESERVE)        $1.25             (10.1%)
ACTUAL (POST-RESERVE)       $1.07             (23.0%)

MANAGEMENT BUDGET                                           $2.29
CURRENT MANAGEMENT PROJECTION                               $1.70
PPR BASE CASE                                               $1.49
--------------------------------------------------------------------------------







Source: I/B/E/S estimates

                                                             Highly Confidential

Brylane has historically traded at a discount to other
catalog retailers
--------------------------------------------------------------------------------

[Graph comparing Historical 12-month    - Higher equity risk resulting from
forward P/E for Non-Internet biased       substantial financial leverage
peers (1), Comprehensive peers (2),
and Brylane]                            - Lower growth profile

Avg. discount to:                       - Trademark expiration and lack of
----------------                          control over use of traditional Lane
Non-internet biased peers (1) (35%)       Bryant and Lerner brands by the
Comprehensive peers (2)       (25%)       Limited




(1) Consists of Lillian Vernon, Talbots, Coldwater Creek, and DM Management
(2) Consists of Lillian Vernon, Talbots, Coldwater Creek, DM Management, Intimate Brands, Spiegel, Land's End, and Delia's


                                                             Highly Confidential

COMPARABLE P/E BASED VALUATION SHOULD REFLECT BRYLANE'S
HISTORICAL TRADING DISCOUNT RELATIVE TO ITS PEERS
-------------------------------------------------------------------------------

                                            BRYLANE       CURRENT
                                         MANAGEMENT    MANAGEMENT                      PPR BASE
                                        FY99 BUDGET    PROJECTION       "STREET"           CASE
-----------------------------------------------------------------------------------------------
Current 1999 EPS estimates                   $2.29          $1.70          $1.67          $1.49

Direct mail peers P/E(1)                     17.7x          17.7x          17.7x          17.7x

Historical discount                            35%            35%            35%            35%

Adjusted P/E                                 11.5x          11.5x          11.5x          11.5x
-----------------------------------------------------------------------------------------------
VALUE PER SHARE                             $26.35         $19.56         $19.21         $17.14
-----------------------------------------------------------------------------------------------

Non-Internet biased peers P/E(2)             14.1x          14.1x          14.1x          14.1x

Historical discount                            25%            25%            25%            25%

Adjusted P/E                                 10.6x          10.6x          10.6x          10.6x
-----------------------------------------------------------------------------------------------
VALUE PER SHARE                             $24.22         $17.98         $17.66         $15.76
-----------------------------------------------------------------------------------------------

(1) Consists of Lillian Vernon, Talbots, Coldwater Creek, DM Management, Intimate Brands, Spiegel, Land's End, and Delias
(2) Consists of Lillian Vernon, Talbots, Coldwater Creek, and DM Management

                                                             Highly Confidential


VALUATION IMPLICATIONS
-------------------------------------------------------------------------------

$ PER SHARE

                                                           IMPLIED MULTIPLES:
                                                    ---------------------------------
DCF ANALYSIS                    VALUE(1)            FV/1999E EBITDA     FV/1999E EBIT
-------------------------------------------------------------------------------------
PPR base case                   $16.36                     7.0x             9.3x

Current management projection   $22.62                     7.7x            10.2x
-------------------------------------------------------------------------------------

                              MEDIAN COMPARABLE MULITIPLES(2):                   IMPLIED VALUE:
COMPARABLE TRADING            ---------------------------------       -------------------------------------
MULTIPLES ANALYSIS            FV/1999E EBITDA     FV/1999E EBIT       FV/1999E EBITDA     FV/1999E EBIT
------------------------------------------------------------------------------------------------------------
PPR base case                      7.0x                9.7x                $16.36              $17.78

Current management projection      7.0x                9.7x                $18.25              $20.39
------------------------------------------------------------------------------------------------------------

(1) Assumes WACC of 10.0% and terminal period sales growth of 1.5%
(2) Based on median multiples for the peer group consisting of Lillian Vernon, Talbots, Coldwater Creek, and DM Management
Note: Equity values derived from firm value metrics assuming net debt of $372 million and fully diluted shares of 17.3 million

                                                             Highly Confidential


DCF SENSITIVITY ANALYSIS
-------------------------------------------------------------------------------
$ per share



PPR BASE CASE                                CURRENT MANAGEMENT PROJECTION

SALES GROWTH   1.00%     1.50%     2.00%     SALES GROWTH   1.00%     1.50%     2.00%
----------------------------------------     ----------------------------------------
WACC                                         WACC
10.0%          $15.18    $16.36    $17.68    10.0%          $21.16    $22.62    $24.28

10.5%          $13.10    $14.11    $15.24    10.5%          $18.71    $19.98    $21.40

11.0%          $11.23    $12.10    $13.07    11.0%          $16.52    $17.62    $18.84
----------------------------------------     ----------------------------------------


Note: Equity values derived from firm value metrics assuming net debt of $372 million and fully diluted shares of 17.3 million

                                                             Highly Confidential

COMPARABLE COMPANY TRADING MULTIPLES ANALYSIS
-------------------------------------------------------------------------------

                                     FV/99E    FV/99E      EV/99E  LONG-TERM    NET DEBT/
                                     EBITDA      EBIT  NET INCOME     GROWTH   FIRM VALUE
Coldwater Creek                         4.8x      6.1x        9.5x      23.0%       11.5%
DM Management                           8.1       9.7         14.0       25.0         9.4
Lillian Vernon                          6.7       9.6         14.3       20.0         0.8
The Talbots                             7.3      11.3         18.1       15.0        12.0

MEDIAN                                  7.0x      9.7x        14.1x      21.5%       10.5%

BRYLANE FINANCIALS ($MM)
  PPR base case                       $94.0     $70.5        $25.7
  Current management projection        98.7      75.2         29.3

IMPLIED VALUE FOR BRYLANE SHARES(1)
  PPR base case                       $16.36    $17.78      $20.87
  Current management projection        18.25     20.39       23.74
------------------------------------------------------------------------------------------

- DIFFERENTIAL IN LEVERAGE/FINANCIAL RISK AT BRYLANE RELATIVE TO PEER GROUP RESULTS IN LACK OF COMPARABILITY IN APPLYING P/E MULTIPLES TO BRYLANE EARNINGS

(1) Based on median multiple of selected peer group
Note: As of 3/2/99. Equity values derived from firm value metrics assuming net debt of $372 million and fully diluted shares of 17.3 million

                                                             Highly Confidential

GIVEN BRYLANE'S LACK OF EARNINGS VISIBILITY, HIGH LEVEL OF
OPERATING RISK AND INCREASING LEVEL OF COMPETITION, ANY VIEW OF
FUTURE POTENTIAL SHOULD BE COMPARED AGAINST TODAY'S $20 OFFER

-------------------------------------------------------------------------------------------------------------
Present value analysis
-------------------------------------------------------------------------------------------------------------
PPR offer price                    $20.00

Potential share price in two years $16.00    $18.00    $20.00    $22.00    $24.00   $26.00   $28.00    $30.00

PV of future share price(1)        $13.09    $14.72    $16.36    $17.99    $19.63   $21.26   $22.90    $24.54

% (discount)/premium offer         (34.6%)   (26.4%)   (18.2%)   (10.0%)   (1.9%)    6.3%     14.5%     22.7%

--------------------------------------------------------------------------------------------------------------


(1) Assumes discount rate of 11%

                                                             Highly Confidential

DISCUSSION OUTLINE

-------------------------------------------------------------------

 . STRATEGIC AND OPERATING ISSUES

 . BRYLANE FORECAST OVERVIEW

 . VALUATION IMPLICATIONS

--------------------------------------------------------------------
 . APPENDIX
--------------------------------------------------------------------

                                                             Highly Confidential


SELECTED COMPARABLE PUBLICLY TRADED COMPANIES

-----------------------------------------------------------------------------------------------------------------------------------
                                                                 MARKET           FIRM            LTM          EBITDA        EBIT
COMPANY                       DESCRIPTION                        CAP              VALUE           SALES        MARGIN        MARGIN
-----------------------------------------------------------------------------------------------------------------------------------

Coldwater Creek       Specialty direct-mail retailer            $112              $127             $318         7.4%          5.9%
                      of apparel, gifts, jewelry and
                      home furnishings; select number
                      of company retail stores


DM Management         Specialty direct marketer of high          140               155              219          7.1%         6.1%
                      quality women's apparel, accessories,
                      shoes, and gifts; markets its products
                      through the J. Jill and Nicole Summers
                      catalogs

Lillian Vernon        Direct-mail specialty catalog marketer     129               130              266           5.4%        3.5%
                      of household, gift, gardening, kitchen,
                      Christmas and children's products

The Talbots           Leading specialty retailer and cataloger   795               903            1,119           6.9%        3.4%
                      of women's and children's classic apparel,
                      shoes, and accessories; operates in over
                      600 stores in the U.S., Canada and U.K.